Exhibit 10.48

Otter Tail Ag Enterprises, LLC

24096 – 170th Avenue

Fergus Falls, Minnesota 56537

Assuming a similar waiver by Ag Star Financial Services, PCA, under the loan documents and the concurrence of U.S. Bank National Association, as bond trustee, Otter Tail County will not call the Lease Agreement or enforce the various remedies available to it under the terms and conditions of the Lease Agreement prior to October 1, 2009, as a result of the specific violations with the primary lenders outlined in your letter of November 11, 2008, to Wayne Stein, County Auditor, a copy of which is attached.  This waiver applies only to the violations of the agreements referenced in the November 11, 2008 letter, and does not waive compliance with any other provision of the Lease Agreement with Otter Tail County.

s/s Syd Nelson
Syd Nelson, Chair
Otter Tail County Board of Commissioners

Date:	12/02/08

ATTEST:

s/s Larry Krohn
Larry Krohn, Clerk